                                                                     Exhibit 2.1

                     EXHIBIT "A" - STOCK PURCHASE AGREEMENT

                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            INDUSTRIAL HOLDINGS, INC.
                               THE SHAREHOLDER OF
                            A & B BOLT & SUPPLY, INC.

                                       AND

                            T-3 ENERGY SERVICES, INC.







                                DATED: MAY , 2001

                                TABLE OF CONTENTS

                                                                                                   PAGE
      STOCK PURCHASE AGREEMENT.......................................................................1


      RECITALS:......................................................................................1


      AGREEMENT:.....................................................................................1

      1.  AGREEMENT TO SELL AND AGREEMENT TO PURCHASE................................................1

               1.1.  PURCHASE OF SHARES FROM SHAREHOLDERS............................................1

               1.2.  FURTHER ASSURANCES..............................................................2

               1.3.  CLOSING.........................................................................2

      2.  CONSIDERATION TO BE PAID BY BUYER..........................................................2

               2.1.  PURCHASE PRICE FOR SHARES.......................................................2

               2.2.  PAYMENT OF PURCHASE PRICE.......................................................2

               2.3.  PURCHASE PRICE ADJUSTMENT.......................................................3

      3.  REPRESENTATIONS AND WARRANTIES OF SELLER...................................................5

               3.1.  ORGANIZATION AND GOOD STANDING..................................................5

               3.2.  CORPORATE AUTHORITY.............................................................5

               3.3.  OWNERSHIP OF SHARES.............................................................5

               3.4.  CAPITALIZATION..................................................................6

               3.5.  FINANCIAL CONDITION.............................................................6

               3.6.  PROPERTY OF THE COMPANY.........................................................7

               3.7.  AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS....................................10

               3.8.  EMPLOYMENT AGREEMENTS; EMPLOYEE BENEFITS........................................10

               3.9.  LABOR AND EMPLOYMENT MATTERS....................................................14

               3.10.  LITIGATION.....................................................................15



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
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               3.11.  CONTRACTS......................................................................16

               3.12.  REGULATORY APPROVALS...........................................................17

               3.13.  COMPLIANCE WITH LAW............................................................17

               3.14.  INDEBTEDNESS FROM EMPLOYEES....................................................18

               3.15.  ACCOUNTS RECEIVABLE............................................................18

               3.16.  INSURANCE......................................................................18

               3.17.  POWERS OF ATTORNEY AND SURETYSHIPS.............................................18

               3.18.  NO UNDISCLOSED LIABILITIES.....................................................19

               3.19.  ENVIRONMENTAL MATTERS..........................................................19

               3.20.  CONFLICT OF INTEREST...........................................................20

               3.21.  TAXES..........................................................................20

               3.22.  LIENS..........................................................................26

               3.23.  OTHER INFORMATION..............................................................26

               3.24.  PROJECTIONS....................................................................27

               3.25.  CLAIMS.........................................................................27

               3.26.  NO OTHER REPRESENTATIONS.......................................................27

               3.27.  NO KNOWN BREACHES..............................................................27

      4.  REPRESENTATIONS AND WARRANTIES OF BUYER....................................................27

               4.1.  ORGANIZATION....................................................................28

               4.2.  CORPORATE AUTHORITY.............................................................28

               4.3.  AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS....................................28

               4.4.  INVESTMENT INTENT...............................................................28

               4.5.  REGULATORY AND OTHER APPROVALS..................................................28

               4.6.  NO KNOWN BREACHES...............................................................29

               4.7.  OTHER INFORMATION...............................................................29

               4.8.  NO OTHER REPRESENTATIONS........................................................29

      5.  CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.......................................29

               5.1.  COOPERATION IN LITIGATION.......................................................29

               5.2.  TAX MATTERS.....................................................................30

               5.3.  EMPLOYMENT AGREEMENTS...........................................................33



      6.  INDEMNIFICATION............................................................................35

               6.1.  INDEMNIFICATION BY SELLER.......................................................35

               6.2.  INDEMNIFICATION BY BUYER........................................................37

               6.3.  CLAIMS FOR INDEMNIFICATION......................................................38

               6.4.  DEFENSE BY INDEMNIFYING PARTY...................................................39

               6.5.  MANNER OF INDEMNIFICATION.......................................................39

               6.6.  LIMITATIONS ON INDEMNIFICATION..................................................40

               6.7.  SOLE BASIS FOR RECOVERY.........................................................41

      7.  DOCUMENTS TO BE DELIVERED AT CLOSING.......................................................41

               7.1.  CLOSING DOCUMENTS DELIVERED BY SELLER...........................................41

               7.2.  CLOSING DOCUMENTS DELIVERED BY BUYER............................................42

      8.  RELEASE....................................................................................42

      9.  MISCELLANEOUS..............................................................................43

               9.1.  NOTICES.........................................................................43

               9.2.  ASSIGNABILITY AND PARTIES IN INTEREST...........................................44

               9.3.  GOVERNING LAW...................................................................45

               9.4.  COUNTERPARTS....................................................................45

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
               9.5.  INDEMNIFICATION FOR BROKERAGE...................................................45

               9.6.  PUBLICITY.......................................................................45

               9.7.  COMPLETE AGREEMENT..............................................................45

               9.8.  INTERPRETATION..................................................................46

               9.9.  SEVERABILITY....................................................................46

               9.10.  KNOWLEDGE:  DUE DILIGENCE INVESTIGATION........................................46

               9.11.  EXPENSES OF TRANSACTIONS.......................................................46

               9.12.  LIMIT ON INTEREST..............................................................46

               9.13.  SUBMISSION TO JURISDICTION.....................................................46

               9.14.  ARBITRATION....................................................................47

               9.15.  WAIVER OF PUNITIVE DAMAGES.....................................................47

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      EXHIBITS

      EXHIBIT 2.3.1 FORM OF CLOSING BALANCE SHEET

      EXHIBIT 5.3.1. EMPLOYMENT AGREEMENT



SCHEDULES

Schedule 2.2.1. Seller's Wire Transfer Instructions

Schedule 3.1. Louisiana Parishes and other jurisdictions (counties) in which the
              Company does Business

Schedule 3.5.1. Financial Statements

Schedule 3.5.2. Exceptions to Absence of Changes

Schedule 3.6.1. List of Real Property owned or leased by/to the Company

Schedule 3.6.2. Inventory of the Company

Schedule 3.6.3. Tangible Personal Property of the Company

Schedule 3.6.4. Intangible Personal Property of the Company

Schedule 3.7. Required Consents to close

Schedule 3.8.1. Labor and Employment Matters

Schedule 3.8.2. Employee Benefit Plans

Schedule 3.10. Litigation by or against the Company

Schedule 3.11. List of Material Contracts

Schedule 3.14. Employee Indebtedness

Schedule 3.15. Accounts Receivable of the Company

Schedule 3.16. Insurance Schedule of the Company

Schedule 3.20. Conflicts

Schedule 3.21.2. Taxable Years/Examinations

Schedule 3.21.3. Tax Returns, etc.

Schedule 3.21.3.5. Extension of Time to File Returns

Schedule 3.21.3.7. Tax Affiliates

Schedule 3.21.3.22. Tax Returns Within 60 Days

Schedule 3.21.3.23. Tax Jurisdictions

Schedule 3.22. Description of Company Indebtedness Guaranteed by Seller; Liens
               on Assets

Schedule 6.1.8. Environmental Matters

Schedule 9.5. Brokerage Arrangements

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered
into as of this      day of May, 2001, but effective as of May 1, 2001, by and
between INDUSTRIAL HOLDINGS, INC., a Texas corporation (the "Seller"), being the sole shareholder of A & B BOLT & SUPPLY, INC., a Louisiana corporation (the "Company"), and T-3 ENERGY SERVICES, INC., a Delaware corporation ("Buyer").

RECITALS:

         1. Seller owns all outstanding shares of the common stock, no par value (the "Shares"), of the Company.

         2. The Company is engaged in the business of distributing fastener related products, pipes, valves, fitting and other supplies to companies in the oil and gas and industrial fabrication industries.

         3. Seller desires to sell to Buyer the Shares (as defined below), and Buyer desires to acquire the Shares on the terms and conditions hereinafter set forth.

AGREEMENT:

         NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto covenant and agree as follows:

         1. AGREEMENT TO SELL AND AGREEMENT TO PURCHASE.

                  1.1. PURCHASE OF SHARES FROM SELLER.

                  On the terms and subject to the conditions set forth herein, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, free and clear of all liens, pledges, encumbrances and claims whatsoever, and Buyer hereby purchases, acquires and accepts from Seller all the Shares. Seller shall deliver to Buyer the certificate representing the Shares, duly endorsed for transfer at the Closing (as defined in Section 1.3 hereof). The Purchased Shares are evidenced as follows: Certificate No. 13 for 100 shares dated August 1, 1998.

                  1.2. FURTHER ASSURANCES.

                  From time to time after the Closing, Seller and Buyer, and each of their respective affiliates, will execute and deliver to the other party such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by counsel for Buyer or Seller in order to vest in Buyer all right, title and interest of Seller in and to the Shares and otherwise in order to carry out the purpose and intent of this Agreement.

                  1.3. CLOSING.

                  The closing (the "Closing") of the transactions herein contemplated shall take place at the offices of Buyer located at 600 Travis Street, Suite 6050, Houston, TX 77002 and be effective as of 10:00 a.m., local time, on the date hereof (the "Closing Date"). All actions taken and all documents delivered at the Closing shall be deemed to have occurred simultaneously.

         2. CONSIDERATION TO BE PAID BY BUYER.

                  2.1. PURCHASE PRICE FOR SHARES.

                  The purchase price for the Shares shall be an amount ("Purchase Price") equal to $15,000,000.00 plus or less, as the case may be, any Adjustment Amount (as defined in Section 2.3.).

                  2.2. PAYMENT OF PURCHASE PRICE.

                           2.2.1. CASH TO SELLER

                           At the Closing, Buyer shall pay in immediately
                  available funds the Purchase Price to or for the account of the Seller as set forth in Schedule 2.2.1. Not more than $9,000,000.00 of the Purchase Price shall be applied by Comerica Bank-Texas, N.A. ("Comerica") to Seller's and Company's indebtedness to Comerica, and not less than $6,000,000.00 of the Purchase Price shall be used by the Company for working capital purposes.

                  2.3.  PURCHASE PRICE ADJUSTMENTS.

                           2.3.1. Seller shall prepare or cause to be prepared
                  and delivered to Buyer at the Closing a balance sheet of the Company as of March 31, 2001, prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") on a basis consistent with the Financial Statements as such term is used in Section 3.5.1. of this Agreement (the "Preliminary Closing Balance Sheet"), which Preliminary Closing Balance Sheet must be reasonably acceptable to Buyer. Upon request, the Seller shall provide to the Buyer and its representatives, accountants, and advisors with access to copies of all work papers and other relevant documents to verify the entries and balances contained in the Preliminary Closing Balance Sheet. The Preliminary Closing Balance Sheet must include a calculation of Net Working Capital (defined as the Company's current assets minus the Company's current liabilities, excluding short-term debt and the current portion of long-term debt) in the minimum amount of $7,500,000.00. The form of Closing Balance Sheet, prepared by the Buyer, for use by Seller is attached to this Agreement as Exhibit 2.3.1.

                           2.3.2. In the event the preliminary determination of
                  Net Working Capital as set forth on the Preliminary Closing Balance Sheet is less (applying GAAP) than $7,500,000.00, then the Purchase Price shall be reduced by the Net Working Capital deficiency amount. Further, in the event the Closing Balance Sheet (as defined in Section 2.3.3 below) is not audited at the election of the Buyer as provided in Section 2.3.3 below, and the Closing Balance Sheet reflects a Net Working Capital amount less than as provided on the Preliminary Balance Sheet, then an adjustment to the Purchase Price shall be made in the amount equal to the deficiency, and Seller shall pay such deficiency amount to Buyer in immediately available funds by wire transfer.

                           2.3.3. Within forty five days after the Closing, the
                  Buyer shall prepare a balance sheet of the Company as of April 30, 2001, prepared in accordance with GAAP, and a reconciliation of all cash advances, cash receipts, and cash disbursements for the period commencing May 1, 2001 through the Closing Date (collectively, the "Closing Balance Sheet"). The Buyer will provide a copy of the Closing Balance Sheet to the Seller and its representatives, accountants, and advisors, and provide access to copies of all work papers and other relevant documents to enable Seller to verify the entries and balances contained in the Closing Balance Sheet. At the election of Buyer, on or before 180 days after the Closing Date, the Company shall cause the accounting firm of Arthur Andersen LLP to audit the Closing Balance Sheet in accordance with GAAP, and deliver the audited Closing Balance Sheet (the "Audited Closing Balance Sheet") to Buyer and Seller in order to determine the "Adjustment Amount" (as defined below in Section 2.3.4.). Upon reasonable notice and during reasonable business hours, Buyer agrees that the Company shall allow Seller and Seller's accountant access to the persons involved in the

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                  preparation of the Audited Closing Balance Sheet and to all of
                  their work-papers so as to permit Seller and Seller's accountant to make copies of such work-papers supporting the amounts included in the Audited Closing Balance Sheet and to reasonably review the accounting procedures, tests, methods and approaches utilized by Arthur Andersen LLP.

                           2.3.4. On or before the 55th day following delivery
                  of the Audited Closing Balance Sheet pursuant to Section
                  2.3.3. , Seller shall notify Buyer in writing of any objections to the Audited Closing Balance Sheet (and the determination of the Adjustment Amounts) as not complying with the requirements of Section 2.3. , specifying in reasonable detail any such objections (a "Dispute Notice"). If (i) Seller does not deliver a Dispute Notice within the time period specified above for delivery of a Dispute Notice (the "Notice Period"), or (ii) prior to the expiration of the Notice Period, Seller indicates in writing to Buyer that Seller relinquishes its right to object to the Audited Closing Balance Sheet, or (iii) Buyer and Seller agree on the resolution of all such objections or changes at any time subsequent to the expiration of the Notice Period, the Audited Closing Balance Sheet, with any such changes as are agreed upon, shall be final and binding on the parties hereto. If Seller and Buyer are unable to resolve the matters addressed in any Dispute Notice, each party shall within fourteen (14) business days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document and submit such summaries to the Houston, Texas office of, PriceWaterhouseCoopers, LLP, or such other party as the parties may mutually select (the "Accounting Arbitrator"), together with the Dispute Notice and any other documentation either party may desire to submit. The Accounting Arbitrator shall render a decision regarding such dispute in accordance with this Agreement, based on the materials described above and based upon the books and records of the Company within twenty business days of the submission of such materials. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final and binding between the parties for the purpose of determining the Adjustment Amounts under this Section 2.3. Within ten (10) days after the final determination of the Audited Closing Balance Sheet pursuant to this Section 2.3.4., the following adjustment to the Purchase Price shall occur: (i) to the extent that the Net Working Capital balance on the Audited Closing Balance Sheet (applying GAAP) is more than the Net Working Capital balance set forth on the Preliminary Balance Sheet but less than or equal to $7,500,000.00, then any amount in excess of the Net Working Capital shown on the Preliminary Balance Sheet shall be paid by Buyer to Seller and (ii) to the extent the Net Working Capital on the Audited Closing Balance Sheet (applying
                  GAAP) is less than the Net Working Capital balance set forth on the Preliminary Balance Sheet, the Seller shall pay to Buyer any shortfall or deficiency amount. Payments under this
                  Section 2.3.4. shall be in immediately available funds by wire transfer. The term "Adjustment Amount" as used in this

                  Section 2.3. shall mean any adjustment to the Purchase Price made by Buyer to Seller or by Seller to Buyer pursuant to Sections 2.3.2. and 2.3.4. of this Agreement.

         3. REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller represents and warrants to Buyer that:

                  3.1. ORGANIZATION AND GOOD STANDING.

                  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, with full power to carry on its business as it is now and has since its organization been conducted, and to own, lease or operate its assets. The Company is duly authorized to do business and is in good standing in such other jurisdictions in which the failure to so qualify would have a material and adverse effect on the results of operations, properties, assets, or condition (financial or otherwise) or contemplated material prospects of the Company (a "Material Adverse Effect"). Schedule 3.1. is a listing of the Louisiana parishes in which the Company does business, the Louisiana parishes adjacent to offshore waters in which the Company does business, and all other jurisdictions and counties in which the Company does business.

                  3.2. CORPORATE AUTHORITY.

                  Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by Seller in connection herewith have been duly executed and delivered by Seller, have been effectively authorized by all necessary action, corporate or otherwise, and constitute legal, valid and binding obligations of Seller, as the case may be.

                  3.3. OWNERSHIP OF SHARES.

                  The Shares are owned beneficially and of record by Seller, and are being transferred to Buyer free and clear of all liens, mortgages, charges, option rights, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever. No Shares are subject to any restriction with respect to their transferability (other than restrictions on transfer under applicable Federal and state securities laws).

                  3.4. CAPITALIZATION.

                  The authorized capital stock of the Company consists solely of 1000 shares of common stock, no par value per share, of which 100 shares of common stock are issued and outstanding and which are owned by Seller. All of the Shares have been duly authorized, validly issued (free of all past, present and future preemptive rights), and are fully paid and non-assessable. There are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind obligating the Company to issue, sell, purchase, return, redeem or pay any distribution or dividend with respect to any shares of capital stock of the Company or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of or other ownership interest in the Company.

                  3.5. FINANCIAL CONDITION.

                           3.5.1.

                           Financial Statements. Schedule 3.5.1. sets forth the
                  following financial information of the Company: the balance sheet as of March 31, 2001, December 31, 2000, December 31, 1999, and December 31, 1998, and the related statements of income for the three months ended March 31, 2001, and the related statements of income for each of the three years in the period ended December 31, 2000 (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis.

                           3.5.2.

                           Absence of Certain Changes. Since December 31, 2000
                  (the "Balance Sheet Date") there has not been (i) any damage, destruction or loss, whether or not covered by insurance, which, if not covered by insurance, could be a Material Adverse Effect; (ii) any sale or transfer of any of the assets of the Company except (a) sales in the ordinary course of the business of inventory or immaterial amounts of other tangible personal property and (b) for the sales and transfers disclosed in any registration statement, proxy statement, information statement or annual report on Form 10-K or periodic reports and Forms 8-K filed by Seller with the Securities and Exchange Commission ("SEC Filings") listed on
                  Schedule 3.5.2.; (iii) except as set forth on Schedule 3.5.2., any increase in, or commitment to increase, the compensation payable or to become payable to any of the Company's employees or any bonus payment (other than as included as an accrued liability on the Company's December 31, 2000 Financial Statement) or similar arrangement made to or with any of the Company's employees other than routine increases made in the ordinary course of business not exceeding the greater of five percent per annum or Two Thousand Dollars ($2,000) per annum for any of them individually; (iv) any adoption of a plan or agreement or amendment to any plan or agreement providing any new or additional fringe benefits; or (v) any material alteration in the manner of keeping the Company's books, accounts or records, or in the accounting practices therein reflected, except as disclosed in SEC Filings. Since the Balance Sheet Date, the Company has not (except as set forth on Schedule 3.5.2.): (a) entered into any material transaction not in the ordinary course of business; or (b) materially amended, modified, or terminated any material Contract (as defined in Section 3.11.1.) other than in the ordinary course of its business or as disclosed in SEC Filings.

                  3.6.  PROPERTY OF THE COMPANY.

                           3.6.1.

                           Real Property. There is listed in Schedule 3.6.1. a
                  description of each parcel of real or material immovable property owned by or leased to the Company, or owned by or leased to Seller for use by the Company. Except as indicated in Schedule 3.6.1.:

                                    3.6.1.1.

                                    Each of the leases described in Schedule
                           3.6.1. is a valid and binding obligation of the Company or Seller, as the case may be, and Seller does not have any knowledge that any of said leases is not a valid and binding obligation of each of the other parties thereto;

                                    3.6.1.2.

                                    The Company and Seller are not, and Seller
                           does not have any knowledge that any other party to any such lease is, in default with respect to any material term or condition thereof, and Seller does not have any knowledge that any event has occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of the Company;

                                    3.6.1.3.

                                    All of the buildings, fixtures and other
                           improvements located on the real or immovable property described in Schedule 3.6.1. are in good operating condition and repair, and the Company or Seller, as the case may be, holds valid and effective certificates of occupancy, underwriters' certificates relating to electrical work, building, safety, fire and health approvals and all other permits and licenses required by applicable law relating to the operation of such real properties and leaseholds. Neither the Company nor Seller have received notice that the Company's operations at the real or immovable property listed in Schedule 3.6.1. as presently conducted is in violation of any applicable building code, zoning ordinance or other law or regulation;

                                    3.6.1.4.

                                    Neither the Company nor Seller, as the case
                           may be, have experienced during the two years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required by the Company during such period.

                           3.6.2.

                           Inventory. The Company's Inventory as of March 31,
                  2001 has been valued in accordance with GAAP and is complete and accurate in all material respects. There is listed in
                  Schedule 3.6.2. a description of all inventories of (i) valves, flanges, bolts, nuts, and miscellaneous products; (ii) raw material, work in progress, and finished goods; and (iii) other similar items of the Company (the "Inventory"). Also separately listed on Schedule 3.6.2 is a description of all items of Inventory that are obsolete and/or slow moving for which an Inventory reserve has been provided. Except for the Inventory which is identified in such separate listing in
                  Schedule 3.6.2. for which a valuation reserve has been provided, the Inventory of the Company has been valued at the lower of cost or market not to exceed net realizable value.

                           3.6.3.

                           Other Tangible Personal Property. There is listed in
                  Schedule 3.6.3.: (i) a description and the location of each item of tangible personal property (other than Inventory) owned by the Company or in the possession of the Company having on the date hereof a depreciated book value per unit in excess of Five Thousand Dollars ($5,000); (ii) an identification of the owner of, and any agreement relating to the use of, each item of tangible personal property under leases or other similar agreements which provide for rental payments at a rate in excess of Two Hundred Fifty Dollars ($250) per month; and (iii) an identification of the owner of, and any agreement relating to the use of, each motor vehicle not owned by the Company, the rights to which are to be transferred to Buyer pursuant hereto;

                           3.6.4.

                           Intangible Personal Property. There is listed in
                  Schedule 3.6.4.: an identification of all (i) foreign and United States Federal or state patents, patent applications, invention disclosures, copyrights, copyright registrations, trademarks, trademark registrations, service marks, service mark registrations, trade names, trade name registrations and applications for any of the foregoing, owned or used by the Company; (ii) common law claims to trademarks, service marks and tradenames; (iii) claims of copyright that exist although no registrations have been issued with respect thereto; and
                  (iv) fictitious or assumed business name filings with any state or local governmental authority ("intangible personal property"). Schedule 3.6.4. also sets forth a true and complete list of all licenses or similar agreements or arrangements to which the Company is a party either as licensee or licensor for each such item of intangible personal property. Except as indicated in Schedule 3.6.4.:

                                    3.6.4.1.

                                    There have not been any regulatory actions
                           or other judicial or adversary proceedings involving the Company concerning any of such items of intangible personal property, nor is any such action or proceeding threatened;

                                    3.6.4.2.

                                    To the Seller's knowledge, the Company has
                           the right and authority to use said items of intangible personal property in connection with the conduct of its business in the manner presently conducted and, subject to the receipt of those consents listed on Schedule 3.7., to convey such right and authority to Buyer, and, to the Seller's knowledge, such use does not conflict with, infringe upon or violate any patent, trademark, servicemark, trade name, registration or similar rights of any other person, firm or corporation;

                                    3.6.4.3.

                                    There are no outstanding disputes or
                           disagreements with respect to any licenses or similar agreements or arrangements described in Schedule 3.6.4., and to the Seller's knowledge, there is no such threatened dispute; and

                                    3.6.4.4.

                                    The conduct of its business by the Company
                           does not, to the knowledge of Seller, conflict with any patents, trademarks, trade secrets, trade names or similar rights of others.

                           3.6.5. SUBSIDIARIES

                           There is no entity in which the Company holds a 5% or
                  greater interest (the "Subsidiaries").

                  3.7. AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS.

                  The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with: (i) any Contract or any other material agreement, indenture or other instrument to which Seller or the Company is a party or by which any of them is bound, subject to the receipt of those consents listed on Schedule 3.7. which have been obtained and provided to Buyer, (ii) the Articles of Incorporation and Bylaws of the Company, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator, or (iv) any law, rule or regulation applicable to Seller or the Company.

                  3.8. EMPLOYMENT AGREEMENTS AND EMPLOYEE BENEFITS.

                           3.8.1.

                           Except as set forth on Schedule 3.8.1., there are no
                  employment, consulting, change of control, incentive, severance pay, continuation pay, termination pay or indemnification agreements or other similar agreements of any nature whatsoever (collectively, "Employment Agreements") between the Company, on the one hand, and any current or former stockholder, officer, director, employee, consultant, or agent of the Company, on the other hand, that are currently in effect or under which the Company has any continuing obligations. Except as set forth on Schedule 3.8.1. there are no Employment Agreements or any other similar agreements to which the Company is a party or has any obligations under which the transactions contemplated by this Agreement (i) will require any payment by the Company or Buyer, or any consent or waiver from any stockholder, officer, director, employee, consultant or agent of the Company or Buyer, or (ii) will result in any change in the nature of any rights of any stockholder, officer, director, employee, consultant or agent of the Company under any such Employment Agreement or other similar agreement.

                           3.8.2.

                           Schedule 3.8.2. sets forth all of the Employee
                  Benefit Plans. The Company has made true and correct copies of all governing instruments, summary plan descriptions, and all other related agreements pertaining to such benefit plans available to Buyer.

                           3.8.3.

                           Neither the Company nor any of its ERISA Affiliates
                  sponsors, or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan, any plan subject to Title IV of ERISA, any "multiemployer plan" (as defined in Section 3(37) of ERISA), any "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), or any plan that is part of a "voluntary employees' beneficiary association" (as defined in Section 501(c)(9) of the Code).

                           3.8.4.

                           No individual shall accrue or receive additional
                  benefits, service or accelerated rights to payments of benefits under any Employee Benefit Plan, Employee Agreement, or Benefit Arrangement, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of the transactions contemplated by this Agreement.

                           3.8.5.

                           No Employee Benefit Plan has participated in, engaged
                  in or been a party to any non-exempt Prohibited Transaction, and neither the Company nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle A of the Code and Section 5000 of the Code, or for penalties under ERISA Sections 502(c), (i) or (l), with respect to any Employee Benefit Plan nor, to the knowledge of the Seller, is there a basis for any such claim. No officer, director or employee of the Company has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan.

                           3.8.6.

                           Other than routine claims for benefits, there is no
                  claim pending, or to the knowledge of the Seller, threatened, involving any Employee Benefit Plan by any Person against such plan, the Company or any ERISA Affiliate. There is no pending or to the knowledge of the Seller threatened proceeding involving any Employee Benefit Plan before the IRS, the U.S. Department of Labor or any other governmental authority.

                           3.8.7.

                           There is no violation of any reporting or disclosure
                  requirements imposed by ERISA or the Code with respect to any Employee Benefit Plan, including, without limitation, the timely filing of all applicable Forms 5500.

                           3.8.8.

                           Each Employee Benefit Plan is currently, and at all
                  times prior hereto has been, maintained in all material respects, by its terms and in operation, in accordance with ERISA, the Code, and all other applicable laws and regulations. The Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Benefit Plan and applicable law or required to be paid as expenses under such Employee Benefit Plan, and the Company and its ERISA Affiliates shall continue to do so through the Closing. Each Employer Benefit Plan intended to be qualified under Code
                  Section 401(a) has received a determination letter to that effect from the Internal Revenue Service and no event has occurred and no amendment has been made that would adversely affect such qualified status. All individuals have been properly classified by the Company for purposes of coverage under any Employee Benefit Plan.

                           3.8.9.

                           With respect to any group health plans maintained by
                  the Company or its ERISA Affiliates, whether or not for the benefit of the Company's employees, the Company and its ERISA Affiliate have complied in all material respects with the provisions of Parts 6 and 7 of Title I of ERISA and 4980B of the Code. The Company is not obligated to provide health care or other benefits of any kind (other than as required pursuant to Section 601 of ERISA or pursuant to a plan intended to be qualified within the meaning of Section 401(a) of the Code) to its retired employees pursuant to any Employee Benefit Plan or Benefit Arrangement, including without limitation any group health plan, or pursuant to any agreement or understanding.

                           3.8.10.

                           The Company has made available to the Buyer a copy of
                  (i) the three (3) most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Employee Benefit Plan and all applicable Internal Revenue Service determination letters.

                           3.8.11.

                           For purposes of this Section 3.8., the following
                  definitions shall apply:

                                    3.8.11.1.

                                    "Benefit Arrangement" means any benefit
                           arrangement that is not an Employee Benefit Plan, including, without limitation, (i) each employment or consulting agreement, including without limitation, an Employment Agreement described in Section 3.8.1.,
                           (ii) each arrangement providing for insurance coverage or workers' compensation benefits, (iii) each incentive bonus or deferred bonus arrangement,
                           (iv) each arrangement providing termination allowance, severance or similar benefits, (v) each equity or incentive compensation plan, (vi) each deferred compensation plan, and (vii) each compensation policy and practice maintained by the Company or any ERISA Affiliate covering the employees, former employees, directors and former directors of the Company, and the beneficiaries of any of them.

                                    3.8.11.2.

                                    "COBRA" means the Consolidated Omnibus
                           Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

                                    3.8.11.3.

                                    "Code" means the Internal Revenue Code of
                           1986, as amended.

                                    3.8.11.4.

                                    "Employee Benefit Plan" means any employee
                           benefit plan, as defined in Section 3(3) of ERISA, that is sponsored or contributed to by the Company or any ERISA Affiliate covering employees or former employees of the Company.

                                    3.8.11.5.

                                    "Employee Pension Benefit Plan" means any
                           employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA.

                                    3.8.11.6.

                                    "ERISA" means the Employee Retirement Income
                           Security Act of 1974, as amended.

                                    3.8.11.7.

                                    "ERISA Affiliate" of any person means any
                           other person that, together with such person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under
                           Section 414 of the Code.

                                    3.8.11.8.

                                    "Prohibited Transaction" means a transaction
                           that is prohibited under Section 4975 of the Code or
                           Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

                  3.9. LABOR AND EMPLOYMENT MATTERS.

                           3.9.1.

                           There are no collective bargaining agreements binding
                  on the Company, and, no petition has been filed or proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative, and there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of the Company.

                           3.9.2.

                           (i) There is not now, and to the Seller's knowledge,
                  never has been, any labor strike, dispute, slow down or stoppage pending or, to the Seller's knowledge, threatened, against or directly affecting the Company, (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claims therefor exist; and (iii) neither the Company nor Seller has received any notice or has any knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of the Company.

                           3.9.3.

                           If required under the Workers Adjustment and
                  Retraining Notification Act or other applicable state law regulating plant closing or mass layoffs, the Company has timely caused there to be filed or distributed, as appropriate, all required filings and notices with respect to employment losses occurring through the Closing Date.

                           3.9.4.

                           The Company has complied and is currently complying,
                  in respect of all employees of the Company with all applicable laws respecting employment and employment practices and the protection of the health and safety of employees, from whatever source such law may be derived, including, without limitation, statutes, ordinances, laws, rules, regulations, policies, standards, judicial or administrative precedents, judgments, orders, decrees, awards, citations, licenses, official interpretations and guidelines , except for such instances which are not, in the aggregate, material.

                           3.9.5.

                           All individuals who are performing or have performed
                  services for the Company and are or were classified by the Company as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or
                  Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which are not, in the aggregate, material.

                           3.9.6.

                           The Company has substantially complied and is
                  currently complying with the Americans With Disabilities Act, 42 U.S.C. ss.12101, et seq., and all applicable state laws prohibiting discrimination against qualified individuals with disabilities and requiring access accommodations.

                  3.10. LITIGATION.

                           3.10.1.

                           Except for (i) claims listed in Schedule 3.10. and
                  (ii) claims for the collection of accounts arising out of the sale or purchase of goods or services in the ordinary course of business involving less than $10,000 individually or $50,000 in the aggregate, there are no claims, disputes, actions, proceedings or investigations of any nature pending or, to the knowledge of Seller, threatened against the Company, or any of the officers, partners, shareholders, affiliates or employees of the Company.

                           3.10.2.

                           No claim, action, suit, investigation, or other
                  proceeding is pending or threatened before any court or governmental agency which presents a risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of indemnification or other relief in connection therewith.

                  3.11. CONTRACTS.

                           3.11.1.

                           Schedule 3.11. sets forth a true and correct list of
                  each contract to which the Company is a party, including but not limited to any and all master service contracts, or to which any Seller is a party and which relates to the business of the Company ("Contracts"), except (i) those contracts disclosed in SEC Filings, and (ii) the following:

                                    3.11.1.1.

                                    Agreements for the purchase by the Company
                           of goods, materials or services in the ordinary course of business involving annual expenditures of less than $50,000 in consideration in each such case;

                                    3.11.1.2.

                                    Agreements for the sale, rental or service
                           by the Company of goods or services in the ordinary course of business in which the payment to be received pursuant to each such agreement is less than $50,000 annually for each such non-listed agreement;

                                    3.11.1.3.

                                    Agreements which are terminable at will by
                           the Company upon no more than 60 days notice without penalty, default or liability and involving an amount less than $50,000; and

                                    3.11.1.4.

                                    Agreements continuing for a period of one
                           year or less involving an amount less than $50,000 for each such nonlisted agreement.

                           3.11.2.

                           Except as set forth in Schedule 3.11.

                                    3.11.2.1.

                                    Each Contract is a valid and binding
                           agreement of the Company, and, to the knowledge of Seller, of the other parties thereto, subject to the effect of bankruptcy and creditors' rights generally;

                                    3.11.2.2.

                                    The Company has fulfilled all material
                           obligations required pursuant to each Contract to have been performed by it or on its part prior to the date hereof, and to the knowledge of the Seller, there is no condition which would prevent the Company from fulfilling, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

                                    3.11.2.3.

                                    There has not occurred any material default
                           under any Contract on the part of the Company or, to the knowledge of Seller, on the part of the other parties thereto; and there has not occurred any event which with the giving of notice or the lapse of time, or both, would constitute any material default under any of the Contracts; and

                                    3.11.2.4.

                                    Except as provided in the Contracts, the
                           Company is not, outside the ordinary course of business, under any liability or obligation with respect to the return of inventory or products sold, rented or serviced by it which are in the possession of distributors, wholesalers, retailers or other customers.

                                    3.11.2.5. Except as set forth in Schedule
                           3.11, the Company has not committed a past breach of any of its master service contracts.

                  3.12. REGULATORY APPROVALS.

                  All material consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company or Seller and which are necessary for the execution and delivery by Seller of this Agreement and the documents to be executed and delivered by Seller in connection herewith have been obtained and satisfied. Seller has obtained all material permits, approvals, and consents of all governmental bodies or agencies necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable law.

                  3.13.  COMPLIANCE WITH LAW.

                  The Company has not, and its business as presently conducted does not, violate, in any respect any Federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, the Americans With Disabilities Act, environmental protection, conservation, or corrupt practices), the enforcement of which would have a Material Adverse Effect, and the Company has not received any notice of any such violation.

                  3.14. INDEBTEDNESS FROM EMPLOYEES.

                  Except as set forth in Schedule 3.14. no employee of the Company is indebted to the Company, except for advances made to any employees in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such employee.

                  3.15. ACCOUNTS RECEIVABLE.

                  Except as set forth in Schedule 3.15., the accounts, accounts receivable, notes and notes receivable of the Company existing on December 31, 2000 arose out of the sales of inventory or services in the ordinary course of business and are collectible in full, net of the reserve set forth in the Company's December 31, 2000 Financial Statement included in Schedule 3.5.1., which reserves are reasonable and were calculated consistent with past practices.

                  3.16. INSURANCE.

                  Schedule 3.16. sets forth a true and correct list of all insurance policies either maintained by the Company or maintained by any other person which relate to the Company in any manner whatsoever at the date hereof. There are no outstanding requirements or recommendations by any insurance company that issued any such policy or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or assets of, the Company. The Company has not received any notice or other communication from any such insurance company within the three (3) years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of said insurance policies, and no such cancellation, amendment or increase of premiums is threatened. The life insurance policies owned by the Company will, with Buyer's consent, be surrendered for the cash surrender value prior to Closing, and the cash received will be distributed.

                  3.17. POWERS OF ATTORNEY AND SURETYSHIPS.

                  Except for guarantees by the Company of the indebtedness owed by Seller to Comerica, the Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

                  3.18. NO UNDISCLOSED LIABILITIES.

                  Except as and to the extent specifically reflected or reserved against in the Company's December 31, 2000 Financial Statement or otherwise disclosed herein, the Company has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation) in accordance with GAAP which in the aggregate would constitute a Material Adverse Effect.

                  3.19. ENVIRONMENTAL MATTERS.

                  As of the date hereof, (a) the Company has generated, utilized, stored, delivered for disposal, disposed of, treated, transported, and otherwise managed all materials, substances, and wastes, whether toxic, hazardous or otherwise, in compliance with all laws, rules, regulations, ordinances, guidelines, and the common law, except to the extent any such failure would not have a Material Adverse Effect; (b) the real or immovable property owned, leased, or operated by either (i) Seller relating to the Company, or (ii) the Company is not listed on the National Priorities List, CERCLIS, RCRIS, or any comparable state listing which identifies sites for removal, remedial, clean-up or investigatory actions; (c) no amounts, which require remediation or reporting under applicable law, of asbestos, PCB's, ureaformaldehyde, hazardous and solid wastes, hazardous or toxic substances, petroleum products, pollutants or contaminates, and no above or underground storage tanks, have become located on the real or immovable property owned, leased, or currently operated by the Company, except to the extent the existence or remediation of such substances would not result in a Material Adverse Effect; and (d) the real or immovable property owned, leased, or operated by the Company has not been contaminated, tainted or polluted in any manner whatsoever (including, without limitation, any contamination of or injury or damage to soils, groundwater, biota, and wildlife located on, in, under or originating from such premises) with pollutants, contaminants or other substances or materials so as to give rise to a removal, remediation, clean-up, or investigatory obligation or action, and Seller does not now have knowledge of any removal, remediation, investigatory or clean-up obligation or action which the Company has with respect thereto under any law, rule, regulation, guideline, ordinance, whether domestic or foreign, Federal, state, or local, or the common law, except to the extent any failure to comply with any such obligation would not result in a Material Adverse Effect.

                  3.20. CONFLICT OF INTEREST.

                  Except as disclosed in Schedule 3.20. or in SEC Filings, no officer, director or shareholders of the Company or any affiliate of any such person now has or within the last three (3) years had, either directly or indirectly:

                           3.20.1.

                           any equity or debt interest in any corporation,
                  partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to the Company, or purchases or during such period purchased from the Company any goods or services, or otherwise does or during such period did business with the Company; or

                           3.20.2.

                           a beneficial interest in any contract, commitment or
                  agreement, formal or informal, to which the Company is or was a party or under which it was obligated or bound or to which its properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers or directors of the Company.

                           3.20.3.

                           loaned money to or borrowed money from the Company.

                  3.21. TAXES.

                           3.21.1.

                           For purposes of this Agreement: (i) the term "Taxes"
                  means (A) all Federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined, unitary or other similar group for any period, or otherwise through operation of law and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person; and the term "Tax" means any one of the foregoing Taxes; and (ii) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes; and the term "Return" means any one of the foregoing Returns.

                           3.21.2.

                           Schedule 3.21.2. sets forth: (i) the taxable years of
                  the Company and Tax Affiliates (as defined in Section 3.21.3.) as to which the respective statutes of limitations on the assessment of United States Federal income and any applicable state, local or foreign income or franchise Taxes have not expired, and (ii) with respect to such taxable years sets forth those years for which examinations by the IRS or the state, local or foreign taxing authority have been completed, those years for which examinations by such agencies are presently being conducted, those years for which notice of pending or threatened examination or adjustment has been received, those years for which examinations by such agencies have not been initiated, and those years for which required Returns for such Taxes have not yet been filed. Except to the extent indicated in Schedule 3.21.2., all deficiencies asserted or assessments made as a result of any examinations by the IRS or state, local or foreign Tax authority have been fully paid, or are fully reflected as a liability in the Company's December 31, 2000 Financial Statement, or are fully described in Schedule 3.21.2., are being contested in good faith and an adequate reserve therefor has been established and is fully reflected in the Company's December 31, 2000 Financial Statement to the extent required by GAAP. Except as described in Schedule 3.21.2., there are no Returns that are presently under examination with respect to Taxes, there are no proposed (whether oral or written) or final adjustments, assessments or deficiencies with respect to Taxes currently pending, and there are no outstanding notices of proposed or actual audit, examination or investigation with respect to Taxes.

                           3.21.3.

                           Seller represents and warrants to Buyer that, except
                  as described in Schedule 3.21.3.:

                                    3.21.3.1.

                                    the Company, and every other person for
                           whose Taxes the Company is or could be held liable (whether by reason of being a member of a consolidated, combined, unitary, or other similar group for Tax purposes, by reason of being a successor, by agreement or otherwise (for the taxable period(s) or portions thereof with respect to which the Company is or could be held for such other Person's Taxes) (all such persons collectively referred to herein as "Tax Affiliates"), have filed on a timely basis all Returns required to have been filed by it and have paid on a timely basis all Taxes shown thereon as due. All such Returns are true, complete and correct in all material respects. The provisions for Taxes in the Company's December 31, 2000 Financial Statement sets forth the maximum liability of the Company and Tax Affiliates for Taxes as of the date thereof. No liability for Taxes has been incurred by the Company or any Tax Affiliate since December 31, 2000 other than in the ordinary course of their business. No director, officer or employee of the Company or any Tax Affiliate having responsibility for Tax matters is in discussions with Tax authorities or has reason to believe that any Tax authority has valid grounds to claim or assess any additional Tax with respect to the Company or any Tax Affiliate in excess of the amounts shown on the Company's December 31, 2000 Financial Statement for the period ending on such date;

                                    3.21.3.2.

                                    with respect to all amounts in respect of
                           Taxes imposed upon the Company or Tax Affiliates, or for which the Company is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), and with respect to all taxable periods or portions of periods ending on or before the Closing, all applicable Tax laws and agreements have been fully complied with in all material respects, and all such amounts required to be paid by the Company and Tax Affiliates to Tax authorities or others have been paid;

                                    3.21.3.3.

                                    none of the Returns required to be filed by
                           the Company or any Tax Affiliate contains, or were required to contain (in order to avoid the imposition of a penalty), a disclosure statement under Section 6662 (or any predecessor provision) of the Code, or any similar provision of state, local or foreign law;

                                    3.21.3.4.

                                    all amounts that were required to be
                           collected or withheld by the Company or any Tax Affiliate have been duly collected or withheld in all material respects, and all such amounts that were required to be remitted to any Tax authority have been duly remitted in all material respects;

                                    3.21.3.5.

                                    except as set forth on Schedule 3.21.3.5.,
                           the Company and Tax Affiliates have not requested an extension of time to file any Return not yet filed, and have not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No power of attorney granted by the Company or any Tax Affiliate with respect to Taxes is in force;

                                    3.21.3.6.

                                    Seller, the Company and Tax Affiliates have
                           not taken any action not in accordance with past practice that would have the effect of deferring any material Tax liability of the Company or any Tax Affiliate from any taxable period or portion thereof ending on or before or including the Closing to any subsequent taxable period;

                                    3.21.3.7.

                                    Schedule 3.21.3.7. sets forth all Tax
                           Affiliates during all periods with respect to which the applicable statue of limitations on the assessment of Taxes remains open;

                                    3.21.3.8.

                                    there are no current actual or deemed
                           elections under Section 338 of the Code, protective carryover basis elections, offset prohibition elections or similar elections applicable to the Company or any Tax Affiliate;

                                    3.21.3.9.

                                    neither the Company nor any Tax Affiliate is
                           required to include in income any adjustment pursuant to Sections 481 or 263A of the Code (or similar provisions of other law or regulations) by reason of a change in accounting method or otherwise, following the Closing, and Seller have no knowledge that the IRS (or other Tax authority) has proposed, or is considering, any such change in accounting method or other adjustment;

                                    3.21.3.10.

                                    there are no liens for Taxes (other than for
                           current Taxes not yet due and payable) upon the assets of the Company;

                                    3.21.3.11.

                                    the Company is not party to any agreement,
                           contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, whether by reason of the Closing or otherwise;

                                    3.21.3.12.

                                    the Company is not, and has not been, a
                           United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code (or any corresponding provision of state, local or foreign Tax law);

                                    3.21.3.13.

                                    neither the Company nor any Tax Affiliate
                           has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and the Company has not engaged in a trade or business within any foreign country;

                                    3.21.3.14.

                                    neither the Company nor any Tax Affiliate is
                           a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes;

                                    3.21.3.15.

                                    intentionally deleted;

                                    3.21.3.16.

                                    neither the Company nor any Tax Affiliate
                           has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have
                           Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by any of them;

                                    3.21.3.17.

                                    neither the Company nor any Tax Affiliate
                           has participated in an international boycott within the meaning of Section 999 of the Code;

                                    3.21.3.18.

                                    the Company is not a party to or bound by
                           any Tax sharing agreement, and has no current or contingent contractual obligation to indemnify any other person with respect to Taxes, other than obligations to indemnify a lessor for property Taxes, sales/use Taxes or gross receipts Taxes (but not income or franchise Taxes) imposed on lease payments arising from terms that are customary for leases of similar property;

                                    3.21.3.19.

                                    the Company is not a party to or bound by
                           any closing agreement or offer in compromise with any Tax authority;

                                    3.21.3.20.

                                    none of the assets of the Company is
                           property that the Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former
                           Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; none of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; none of the assets of the Company is "tax-exempt use property" within the meaning of
                           Section 168(h) of the Code;

                                    3.21.3.21.

                                    no material election with respect to Taxes
                           of the Company or Tax Affiliates has been made from and after the date of this Agreement;

                                    3.21.3.22.

                                    Schedule 3.21.3.22. sets forth all Returns
                           with respect to the Company and Tax Affiliates the due dates for which (including any valid extensions thereof) are sixty or fewer days following the Closing, and the Taxes for which estimated or final payments may, based on the current operations of the Company and Tax Affiliates, become due in sixty or fewer days following the Closing;

                                    3.21.3.23.

                                    Schedule 3.21.3.23. sets forth all state,
                           local or foreign jurisdictions in which the Company is or at any time during the past five years has been subject to Tax;

                                    3.21.3.24.

                                    the Company has not incurred any liability
                           for Taxes pursuant to Section 1374 or 1375 of the Code (and any predecessor provision and any similar provision applicable state, local or other Tax law);

                                    3.21.3.25.

                                    there are no outstanding options to acquire
                           equity of the Company that purport to or were otherwise intended (when issued) to be treated as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code (and any predecessor provision and any similar provision applicable state, local or other Tax law); and

                                    3.21.3.26.

                                    there has not been a previous ownership
                           change to the Company under Section 382 of the Code.

                  3.22. LIENS.

                  Except as disclosed on Schedule 3.22., none of the properties and assets owned, leased, and/or used by the Company is subject to any lien, charge, mortgage, pledge, security interest, or other encumbrance of any kind. Schedule 3.22 also sets forth a description of any indebtedness owed by the Company which is guaranteed in writing by the Seller and/or secured by collateral granted by the Seller.

                  3.23. OTHER INFORMATION.

                  The information provided by Seller to Buyer in this Agreement or in the Schedules does not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. Copies of all documents heretofore delivered or made available to Buyer were complete and accurate records of such documents in all respects.

                  3.24. PROJECTIONS.

                  The Company as of the date hereof is performing in line with all business and financial projections for the Company for the year 2001.

                  3.25. CLAIMS.

                  The Seller has no knowledge of any claims against the Buyer and its affiliates and their respective officers, directors, agents, representatives and employees as of the date of this Agreement.

                  3.26. NO OTHER REPRESENTATIONS.

                  Seller is not making any representation or warranty, express or implied, of any nature whatsoever, except as specifically set forth in this Agreement and the other documents executed in connection herewith.

                  3.27. NO KNOWN BREACHES.

                  Seller has no knowledge that Buyer's representations and warranties in this Agreement are untrue and Seller shall not be entitled to make any indemnity claims pursuant to Section 6. hereof with respect to any matters constituting a breach of this Section 3.25.

         4. REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Seller that:

                  4.1. ORGANIZATION.

                  The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, with full power to carry on its business as it is now and has since its organization been conducted, and to own, lease or operate its assets. The Buyer is duly authorized to do business and is in good standing in such other jurisdictions in which the failure to so qualify would have a material and adverse effect on the results of operations, properties, assets or condition (financial or otherwise) of the Buyer.

                  4.2. CORPORATE AUTHORITY.

                  The Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments herein contemplated to be executed by the Buyer in connection herewith have been duly executed and delivered by Buyer, have been effectively authorized by all necessary action, corporate or otherwise, and constitute legal, valid and binding obligations of the Buyer, as the case may be.

                  4.3. AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS.

                  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any material agreement, indenture or other instrument to which Buyer is a party or by which it is bound, Buyer's Certificate of Incorporation or Bylaws, any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Buyer.

                  4.4. INVESTMENT INTENT.

                  Buyer is acquiring the Shares with the intention as of the date hereof of holding the Shares for purposes of investment, and Buyer has no intention as of the date hereof of selling the Shares in a public distribution in violation of Federal securities laws or any applicable state securities laws.

                  4.5. REGULATORY AND OTHER APPROVALS.

                  All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation, including any third party consents, which must be obtained or satisfied by Buyer and which are necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been obtained and satisfied. Buyer has obtained all material permits, approvals, and consents of all governmental bodies or agencies necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable law.

                  4.6. NO KNOWN BREACHES.

                  Buyer has no knowledge that Seller' representations and warranties in this Agreement are untrue, and Buyer shall not be able to make any indemnity claims pursuant to Section 6. hereof with respect to any matters constituting a breach of this Section 4.6.

                  4.7. OTHER INFORMATION.

                  The information provided by Buyer to Seller in this Agreement or in the Schedules does not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

                  4.8. NO OTHER REPRESENTATIONS.

                  Buyer is not making any representation or warranty, express or implied, of any nature whatsoever, except as specifically set forth in this Agreement and the other documents executed in connection herewith.

         5. CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.

                  5.1. COOPERATION IN LITIGATION.

                  Each party will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Company prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

                  5.2. TAX MATTERS.

                           5.2.1. PRE-CLOSING RETURNS.

                           Seller will be responsible for and will cause to be
                  prepared and duly filed all Returns for federal income taxes, Texas franchise taxes, Louisiana corporate income taxes, and Louisiana franchise taxes payable by the Company for all taxable periods ending on or before the Closing. All such Returns shall be prepared in a manner consistent with prior periods. All such Returns filed after the Closing shall be submitted to Buyer no later than thirty days prior to the due date and filing thereof, and Buyer shall have the right to review and comment thereon (without reduction of Seller's obligations to indemnify under this Agreement). Seller will pay or cause to be paid, and shall indemnify and hold Buyer and the Company harmless against, all Taxes to which such Returns relate; provided, however, that to the extent such Taxes are included in and specifically identified on the Closing Balance Sheet (or an attachment or schedule thereto) or the Audited Closing Balance Sheet (as finally determined, if audited pursuant to Section 2.3.3) or an attachment or schedule thereto, Buyer shall reimburse Seller for such Taxes within ten business days following the later of: (i) the receipt by Buyer of written evidence of actual payment of such Taxes by Seller or (ii) if the Closing Balance Sheet is audited pursuant to Section 2.3.3., the date the Audited Closing Balance Sheet becomes final and binding.

                           5.2.2. OVERLAP PERIOD RETURNS

                           Other than Returns to be prepared by Seller pursuant
                  to Section 5.2.1., Buyer and/or the Company will prepare or cause to be prepared all Returns of the Company for any and all taxable periods ending on or before the Closing, all taxable periods which include and end after the Closing (the "Overlap Period"), and any taxable period beginning after the Closing. Seller will be responsible for and will indemnify and hold harmless Buyer and the Company with respect to (i) all Taxes for Returns to be prepared by Buyer or the Company for taxable periods ending on or before the Closing and (ii) all

                  Taxes for the Overlap Period in an amount equal to the liability for Taxes that would have resulted had the Overlap Period ended at the Closing (utilizing, if applicable, the actual tax rate imposed on a particular category of income by the applicable taxing jurisdiction), except to the extent such Taxes are included in and specifically identified on the Closing Balance Sheet (or an attachment or schedule thereto) or Audited Closing Balance Sheet (as finally determined, if audited pursuant to Section 2.3.3.) or an attachment or schedule thereto. Any amount so payable by Seller will be remitted to Buyer at least ten business days prior to the due date of the respective Returns pursuant to written notice by the Buyer of such due date; provided that Seller approve of the amount (such approval not to be unreasonably withheld).

                           5.2.3. AMENDED RETURNS.

                           Except as may be otherwise expressly provided in this
                  Agreement, from and after the date hereof, Seller and its affiliates shall not file or cause to be filed any amended Return with respect to the Company, and Seller and its affiliates shall not file a claim for refund of Taxes paid by or on behalf of the Company. Further, Buyer agrees that without the prior written consent of Seller, which consent shall not be unreasonably withheld, the Buyer shall not file or cause the Company to file an amended Return with respect to the Company for a taxable period ending on or before the Closing. Any refund resulting from any such amended Return filed by the Buyer or the Company shall be the property of the Buyer.

                           5.2.4. MATERIAL ELECTIONS.

                           Neither Seller nor the Company shall make any
                  material election with respect to Taxes following the date hereof, of the Company or any Tax Affiliate without the prior written approval of Buyer (such approval not to be unreasonably withheld).

                           5.2.5. TAX INFORMATION.

                           After the Closing, Seller, on the one hand, and Buyer
                  and the Company, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to liabilities for Taxes for all periods prior to or including the Closing and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

                           5.2.6. INTENTIONALLY DELETED.

                           5.2.7. CERTAIN TAXES.

                           All sales, value added, use, transfer, registration,
                  stamp and similar Taxes imposed in connection with the sale of the Shares shall be borne by Seller.

                           5.2.8 SECTION 338(h)(10) ELECTIONS.

                           Within 60 days after the Closing Date, the Seller
                  shall deliver all information reasonably requested by Buyer regarding the tax attributes of (i) the Seller or (ii) the Company (to the extent such information regarding the Company is in the possession of the Seller) in order to allow Buyer to determine whether to make any Section 338 (h)(10) Elections (as defined below) with respect to the acquisition of the Shares pursuant to this Agreement. With respect to the acquisition of the Shares, Buyer may give written notice to the Seller within 180 days after the Closing Date of its intention to require the making of an election under Section 338(h)(10) of the Code (such Section 338(h)(10) elections and any available elections under any similar state, local or foreign law which Buyer specifies in its notice are collectively referred to as "Section 338(h)(10) Elections"), with respect to the Company. Such written notice, if any, shall specify any similar state, local or foreign elections to be made with respect to the acquisition of the Shares. In that event, the Seller, on the one hand, and Buyer, on the other hand, shall (i) report the purchase of the Shares under this Agreement consistent with any Section 338(h)(10) Elections,
                  (ii) take no position contrary thereto in any Tax Return, any proceeding before any taxing authority or otherwise, and (iii) cooperate with each other to take all other actions necessary and appropriate to effect and preserve timely Section 338(h)(10) Elections.

                           Buyer shall be responsible for, and shall pay all
                  expenses associated with, the preparation and filing of all forms related to or required by any Section 338(h)(10) Election (including forms related to any similar state, local or foreign elections) ("Section 338 Forms"), and Buyer shall deliver such Section 338 Forms to the Seller within 210 days after the Closing Date. The Seller shall (A) cooperate with Buyer in preparing all Section 338 Forms; (B) deliver to Buyer all information required to complete such forms and comply with Seller' obligations under this Section; and (C) execute and deliver all Section 338 Forms to Buyer within 15 days after receipt thereof.

                           In the event of each Section 338(h)(10) Election,
                  Buyer and the Seller agree that Buyer shall determine the amount of the Modified Aggregate Deemed Sale Price ("MADSP"), as defined under the Treasury Regulations applicable to a
                  Section 338(h)(10) Election, and the allocation of such MADSP among the assets subject to a Section 338(h)(10) Election. Such allocation of the MADSP shall be made in accordance with the Code and any applicable Treasury Regulations. The Seller, on the one hand, and the Buyer, on the other hand, shall (i) be bound by such allocation for purposes of determining any Taxes, (ii) prepare and file all Tax Returns to be filed with any taxing authority in a manner consistent with such allocation, and (iii) take no position inconsistent with such allocation in any Tax Return, any proceeding before any taxing authority or otherwise. In the event that such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other parties concerning resolution of such dispute. To the extent that the Purchase Price is adjusted by reason of any payment under this Agreement or otherwise, (i) the MADSP shall be adjusted to reflect such change, (ii) the provisions of this Section
                  5.2.8. shall be followed in redetermining the allocation of the MADSP, and (iii) the parties to this Agreement will, to the extent required by law, file amended Tax Returns consistent with such revised allocation.

                           5.2.9. CARRYBACKS.

                           The Seller will immediately pay to the Buyer any Tax
                  refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of the Company into the Buyer's consolidated Tax Return, when such refund or reduction is realized by the Buyer. The Buyer will cooperate with the Seller and the Company in obtaining such refunds (or reduction in Tax liability), including the filing of amended Tax Returns or refund claims. The Buyer agrees to indemnify Seller for any Taxes resulting from the disallowance of such postacquisition Tax attribute on audit or otherwise.

                           5.2.10. NO RETENTION OF CARRYOVERS.

                           The Seller agrees that it shall not elect to retain
                  any net operating loss carryovers and capital loss carryovers of the Company as permitted by Reg. Section 1.1502-20(g) of the Code.

                           5.3. EMPLOYMENT AND CONFIDENTIALITY AGREEMENTS.

                           5.3.1. At the Closing, Company shall enter into an
                  employment agreement with Brandon Dawes, Dennis Cooley, and David Dawes in substantially the form attached hereto as
                  Exhibit 5.3.1., which employment agreement shall contain confidentiality provisions and one-year non-compete provisions commencing upon termination of employment.

                           5.3.2. EMPLOYEE BENEFITS.

                                    5.3.2.1. Continuation of Employee Benefits
                           and Credit for Service. From and after the Closing, the Buyer agrees to provide or cause to be provided to employees of the Company retained by the Buyer, including those listed in Section 5.3.1. (the "Employees"), all employee benefit plans (including welfare benefits, medical, dental and other health plans, disability pay, vacation pay, retirement and pension benefits, but not including any executive or incentive compensation plans or programs or benefit accruals under any defined benefit pension plan) maintained or contributed to by the Buyer for its own employees (collectively, the "Buyer Employee Benefit Plans"), with credit for eligibility purposes to participate and vesting, levels of benefits, and vacation benefit accruals for full and partial years of service with the Company, the Seller, or their respective affiliates which were accrued by the Employees prior to THE Closing, except where such crediting would result in the duplication of benefits. Notwithstanding any provision hereof to the contrary, Buyer expressly reserves the right to amend or terminate any Buyer Employee Benefit Plan at any time.

                                    5.3.2.2. Preexisting Conditions, Exclusions
                           and Waiting Periods; Deductibles. The Company, the Buyer and their respective affiliates shall (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of the Company retained by Buyer under any of the Buyer Employee Benefit Plans that are employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) in which such employees may be eligible to participate after the Closing, other than exclusions or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing and (ii) provide each of the employees with credit for any co-payments and deductibles paid by such employees prior to the Closing for purposes of satisfying any applicable deductible or out-of-pocket requirements under any such welfare plans that such employee is eligible to participate in after the Closing, but only if and to the extent that such information regarding credited co-payments and deductibles is timely provided to the Buyer.

                                    5.3.2.3. COBRA. The Buyer shall be
                           responsible and liable for providing the appropriate COBRA notices and coverage to all employees of the Company retained by Buyer who experience a "qualifying event" after the Closing, and related COBRA qualified beneficiaries. The Seller shall be responsible and liable for providing the appropriate COBRA notices and coverage, as required, to all employees of the Company (and their eligible dependents) other than the employees of the Company retained by Buyer.

                  5.4. DIRECTORS' AND OFFICERS' LIABILITY INSURANCE.

                  Buyer shall pay the insurance premiums required for any extension of the Company's officers' and directors' liability insurance policy that is in force at the date hereof following the Closing Date for a "discovery" period elected under such insurance policy covering the officers and directors of the Company for a period of four years or shall provide substantially similar coverage for the same period under Buyer's directors' and officers' insurance policy for all directors and officers of the Company.

         6. INDEMNIFICATION.

                  6.1. INDEMNIFICATION BY SELLER.

                  Seller shall indemnify and hold harmless Buyer, the Company, and their respective officers (including without limitation Michael L. Stansberry and Michael T. Mino), employees, agents, attorneys (including without limitation Liskow & Lewis and Porter & Hedges and their respective shareholders, partners, associates and other employees) and shareholders (collectively, the "Buyer Group") in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any reasonable legal, accounting and other expenses for investigating or defending any actions or threatened actions) incurred (collectively, "Losses") by the Buyer Group, together with interest on cash disbursements in connection therewith at the rate equal to the Wall Street Journal prime rate as published from time to time, plus 1 percent per annum (the "Reference Rate") from 60 days after the date such Losses were incurred by the Buyer Group until paid by Seller, in connection with each and all of the following:

                           6.1.1.

                           any material breach of any representation or warranty
                  made by Seller in this Agreement;

                           6.1.2.

                           the material breach of any covenant, agreement or
                  obligation of Seller contained in this Agreement or any other instrument delivered at the Closing;

                           6.1.3.

                           any material misrepresentation contained in any
                  Schedule, certificate or other documents furnished by Seller pursuant to this Agreement;

                           6.1.4.

                           the failure to pay when due any and all liabilities
                  for Taxes (as defined in Section 3.21.1.) that (i) accrued with respect to any taxable periods of the Company ending on or before the Closing Date, (ii) accrued with respect to the assets, operations or business of the Company during all periods up to and including the Closing whether or not such periods are taxable periods, or (iii) are incurred and become payable by the Company or Buyer as a result of the transactions contemplated by this Agreement;

                           6.1.5.

                           any material claim, demand or cause of action
                  asserted or brought by any person for breach of warranty, or similar claims in connection with sales of products sold or leased by the Company at any time prior to the Closing Date or which comprised any part of the Inventory existing on the Closing Date and which was sold by Buyer within 90 days after the Closing Date;

                           6.1.6.

                           any material claim, demand or cause of action
                  asserted or brought by any person for physical injury to, death of, or property damage suffered by such person or any other person which was approximately caused by any products sold or leased by the Company at any time prior to the Closing Date;

                           6.1.7.

                           the material violation of any Federal, state, local
                  or foreign laws, regulations, orders, requirements or ordinances, including those dealing with environmental matters, prior to the Closing Date by Seller, the Company or any of their affiliates, agents or assigns; and

                           6.1.8.

                           (a) conditions existing at, or caused by events prior
                  to the Closing Date which are violations of any Federal, state or local environmental statute, regulation, requirement or ordinance prior to the Closing Date with respect to the Company or any of its assets, and (b) any other environmental conditions in existence as of the Closing Date on the real or immovable property owned, leased or used by the Company, whether or not described in Schedule 3.6.1(a) and (b) being collectively referred to herein as "Environmental Conditions"), which as of the Closing, or will in the future as a result of the operation of the Company prior to Closing, require remediation, removal, or other corrective actions, including without limitation the Environmental Conditions listed in Schedule 6.1.8. With respect to each and every Environmental Condition, Seller's obligation to indemnify the Buyer Group from any Losses shall include but not be limited to: (i) fines, penalties, assessments and judgments (whether related to current or past activities); (ii) costs associated with obtaining any necessary permits, certificates or other governmental approval or complying with environmental reporting or record keeping requirements, including (A) remediation costs, (B) removal costs, (C) costs of implementing monitoring equipment which are necessary to obtain such permits, certificates or approvals, and (D) late fees and filing fees; and (iii) any costs which Buyer deems reasonably necessary in connection with the foregoing, including without limitation costs of environmental audits, surveys, reports, waste characterizations, monitoring wells, soil borings, tests and samples, provided that such costs incurred by Buyer pursuant to this Section 6.1.8. must be approved by Seller in advance, which consent will be timely given and not unreasonably withheld, collectively, "Environmental Costs").

                  6.2. INDEMNIFICATION BY BUYER.

                  Buyer shall indemnify and hold harmless Seller, and its respective officers (including without limitation Robert Cone, Andrew Cormier, Christine Smith and Barbara Shuler), employees, agents, and attorneys (including without limitations LeBoeuf, Lamb, Greene, & MacRae L.L.P. and their respective shareholders, partners, associates, and other employees), and shareholders (collectively, the "Seller Group"), in respect of any and all Losses incurred by the Seller Group, together with interest on cash disbursements in connection therewith at the Reference Rate from 60 days after the date that such Losses were incurred by the Seller Group until paid by Buyer, in connection with each and all of the following:

                           6.2.1.

                           any material breach of any representation or warranty
                  made by Buyer in this Agreement.

                           6.2.2.

                           the material breach of any covenant, agreement or
                  obligation of Buyer contained in this Agreement or any other instrument delivered at the Closing;

                           6.2.3.

                           any material misrepresentation contained in any
                  Schedule, certificate or any other document furnished by Buyer pursuant to this Agreement;

                           6.2.4.

                           the operation of the Company after the Closing Date;

                           6.2.5.

                           any material claim, demand or cause of action
                  (including warranty claims and claims relating to physical injury, death or property damage) relating to or approximately caused by either (i) products manufactured by the Company after the Closing Date or (ii) any products sold or leased by the Company more than 90 days after the Closing Date;

                           6.2.6.

                           the material violation of any Federal, state, local
                  or foreign laws, regulations, orders, requirements or ordinances, including those dealing with environmental matters, on or after the Closing Date by Buyer and its affiliates, agents or assigns in relation to the Company, except with regard to existing practices of the Company;

                           6.2.7.

                           any Environmental Condition relating to the Company
                  which, except with regard to the existing practices of the Company, result from the operations of the Company on or after the Closing Date or which came into existence on or after the Closing Date (including, but not limited to, Environmental Costs to the extent they directly arise from such violations);

                           6.2.8.

                           except as set forth in Section 6.1.6., any material
                  claim, demand or cause of action asserted or brought by any person for physical injury to, death of, or property damage suffered by such person or any other person which was approximately caused by any products sold or leased by the Company after the Closing Date.

                  6.3. CLAIMS FOR INDEMNIFICATION.

                  Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "indemnified party") shall promptly notify the other party (the "indemnifying party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability potentially arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the indemnifying party; provided, however, that if such consent is not granted the amount of indemnity provided by the indemnifying party shall not be limited by
         Section 6.4. or 6.6. and, if Buyer is the indemnified party, at the election of Buyer, only the portion of any loss equal to the refused settlement shall be deducted or payable from the Escrow Account, all other amounts shall be paid directly to Buyer by wire transfer by Seller or the distributees of the assets of the Seller.

                  6.4. DEFENSE BY INDEMNIFYING PARTY.

                  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party given within 30 days after delivery of the written notice referred to in Section 6.3. hereof, assume the defense of any such claim or legal proceeding if it acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to all elements of such claim. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the indemnifying party does not assume the defense of any such claim or litigation resulting therefrom, (a) the indemnified party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (b) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner as a prudent businessman would if his own funds were subject to such suit.

                  6.5. MANNER OF INDEMNIFICATION.

                  All indemnification by either party hereunder shall be effected by payment of cash or delivery of a certified or official bank check in immediately available funds in the amount of the indemnification liability.

                  6.6. LIMITATIONS ON INDEMNIFICATION.

                  Subject to any limitations contained therein, all representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto and shall expire on the earlier of eighteen (18) months after the Closing Date or the closing of the transactions contemplated by that certain Agreement and Plan of Merger between the Seller and the Buyer of even date herewith, except (i) as to any matter as to which a claim is submitted in writing to the indemnifying party prior to the applicable expiration date and identified as a claim for indemnification pursuant to this Agreement; (ii) as to any representation or warranty relating to ownership or title to the Shares or the Company's assets, including real or immovable property, which shall not expire; (iii) as to any matter which is based upon willful fraud by the indemnifying party, with respect to which the representations and warranties set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations plus 60 days; (iv) as to any representation or warranty concerning tax or environmental matters, which shall expire only upon the expiration of the applicable statute of limitations plus 45 days; and (v) as to any representation or warranty concerning the authority to execute this Agreement or any of the other documents contemplated hereby, which shall not expire. No claim or action for indemnity pursuant to Sections
         6.1. or 6.2. hereof for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration of such representation or warranty pursuant to the preceding sentence except for claims made in writing prior to such expiration and actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration. Notwithstanding any other provisions contained in this Agreement, neither Buyer nor Seller shall be entitled to receive any amount under this Section 6. which exceeds the Purchase Price; provided, however, the limit on indemnification shall exclude any obligations specifically assumed by any party in this Agreement, including without limitation, the obligations relating to Taxes and brokers as described in Sections 3.2.1., 5.2., and 9.5. respectively. Further, notwithstanding any other provisions in this Agreement, (a) Buyer shall not be entitled to payment under this
         Section 6. for a breach of any representation or warranty by Sellers contained in this Agreement except for the amount by which the aggregate of all breach of warranty or representation claims hereunder which have not theretofore been reimbursed to Buyer exceeds the sum of $300,000.00, and (b) Seller shall not be entitled to payment under this
         Section 6. except for the amount by which the aggregate of all claims hereunder which have not theretofore been reimbursed to Seller, exceeds $300,000.00. In the event the $300,000.00 threshold mentioned in clause
         (a) or (b) of the preceding sentence is exceeded, Buyer or Seller, as the case may be, shall then have the right to seek reimbursement of said threshold amount from Seller or Buyer, as the case may be, under this Section 6. Further, the Buyer and the Seller acknowledge that negotiations are pending for a merger of the Buyer and Seller. If such merger is accomplished, the Buyer and Seller unconditionally agree that the recovery of any Losses by Buyer and Seller pursuant to Section 6. of this Agreement shall be pursuant to the issuance of additional stock by the surviving entity of the said merger to the party suffering the Losses, all as more expressly set forth in the contemplated Agreement and Plan of Merger by and between the Seller and the Buyer.

                  6.7. SOLE BASIS FOR RECOVERY.

                  Unless specifically provided for elsewhere in this Agreement, the parties intend Section 6. to be the exclusive method for compensating each other for, or indemnifying each other against, claims relating to the Company and the transactions contemplated by this Agreement.

         7. DOCUMENTS TO BE DELIVERED AT CLOSING.

                  7.1. CLOSING DOCUMENTS DELIVERED BY SELLER.

                  Buyer shall have received at the Closing the following documents, dated as of the Closing date:

                           7.1.1. The Employment Agreements referred to in
                  Section 5.3.1. above, duly executed by Brandon Dawes, Dennis Cooley, and David Dawes;

                           7.1.2. Stock certificate(s) representing the Shares,
                  duly endorsed for transfer.

                           7.1.3. An opinion of counsel to Seller in a form
                  reasonably acceptable to counsel to Buyer regarding the ownership of the Shares and the authority of the Seller to enter into this Agreement and to consummate the transactions contemplated hereby.

                           7.1.4. Any other documents, certificates, or
                  instruments contemplated by this Agreement to be delivered by Seller to Buyer, including but not limited to the Consents listed in Schedule 3.7, which include all necessary lender and creditor Consents.

                           7.1.5. A fully executed certification of non-foreign
                  status described in Treasury Regulation Section 1.1445-2(a)(2) (and applicable provisions of state law), in form and substance reasonably satisfactory to counsel to Buyer, from each Seller.

                           7.1.6. Executed letters of resignation by each
                  officer and director of the Company.

                           7.1.7. Executed release and termination agreements
                  evidencing the release and termination of all security interests and mortgage liens affecting the Shares and the assets of the Company.

                  7.2. CLOSING DOCUMENTS DELIVERED BY BUYER.

                  Seller shall have received at the Closing the following documents, dated as of the Closing date:

                           7.2.1. Any documents, certificates, or instruments
                  contemplated by this Agreement to be delivered by Buyer to Seller, and

                           7.2.2. An opinion of counsel to Buyer in a form
                  reasonably acceptable to counsel to Seller regarding the authority of the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby.

         8. RELEASE.

         (a) As of the Closing Date, and except as may be set forth in Section
6.2. of this Agreement, the Seller does hereby for itself and its successors and assigns remise, release, acquit and forever discharge the Company and its affiliates, successors and assigns, of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that Seller or its affiliates now has, owns or holds or has at any time previously had, owned or held against such parties, including without limitation all liabilities created as a result of the negligence, gross negligence and willful acts of the Company and its employees and agents, or under a theory of strict liability, existing as of the Closing Date or relating to any action, omission or event occurring on or prior to the Closing Date. Notwithstanding the foregoing, however, any claims, liabilities, debts or causes of action that may arise in connection with the failure of any of the parties hereto to perform any of their obligations hereunder or under any other agreement relating to the transactions contemplated hereby or from any breaches by any of them of any representations or warranties herein or in connection with any of such other agreements shall not be released or discharged pursuant to this Agreement.

         (b) Seller represents and warrants that, he has not previously assigned or transferred, or purported to assign or transfer, to any person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations released herein. Seller covenants and agrees that Seller will not assign or transfer to any person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations to be released herein. Seller represents and warrants that Seller has read and understands all of the provisions of this Section 8. and that Seller has been represented by legal counsel of its own choosing in connection with the negotiation, execution and delivery of this Agreement.

         (c) The release provided by the Seller pursuant to this Section 8. shall apply notwithstanding that the matter for which release is provided may relate to the ordinary, sole or contributory negligence, gross negligence, willful misconduct or violation of law by a released party, including the Company and its respective officers, directors, employees and agents, and for liabilities based on theories of strict liability, and shall be applicable whether or not negligence of the released party is alleged or proven, it being the intention of the parties to release the released party from and against its ordinary, sole and contributory negligence and gross negligence as well as liabilities based on the willful actions or omissions of the released party and liabilities based on theories of strict liability.

         9. MISCELLANEOUS.

                  9.1. NOTICES.

                  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by fax during normal business hours of the recipient, the next business day if sent by a national overnight delivery service, charges prepaid, or three (3) days after mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

                  If to Buyer:

                           T-3 Energy Services, Inc.
                           600 Travis, Suite 6050
                           Houston, Texas 77002
                           Attention: Mr. Michael L. Stansberry

                  With a copy to:

                           First Reserve Corporation
                           1801 California Street
                           Denver, Colorado 80202
                           Attention: Thomas R. Denison, Esq.


                           and

                           Liskow & Lewis
                           822 Harding Street
                           Lafayette, Louisiana 70503
                           Attention: Billy J. Domingue, Esq.


                  If to Seller:

                           Industrial Holdings, Inc.
                           7135 Ardmore
                           Houston, TX 77054
                           Attention: Stephen W. Nash, Esq.

                  With copies to:

                           LeBouef, Lamb, Greene & MacRae LLP
                           1000 Louisiana
                           Houston, TX 77002
                           Attention: Dawn Born, Esq.

                  9.2. ASSIGNABILITY AND PARTIES IN INTEREST.

                  Seller or Buyer may, with the written consent of the other party (which will not be unreasonably withheld if such assignee has the financial capacity to assume and honor the indemnity obligations hereunder), assign the rights and obligations under this Agreement among their affiliates or in connection with a sale of their business. In either case, any such assignee must expressly assume all indemnity obligations hereunder. This Agreement shall inure to the benefit of and be binding upon Buyer and Seller and their respective permitted successors and assigns.

                  9.3. GOVERNING LAW.

                  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.

                  9.4. COUNTERPARTS.

                  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

                  9.5. INDEMNIFICATION FOR BROKERAGE.

                  Buyer and Seller each represent and warrant that, except as set forth in Schedule 9.5, no broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated hereby. In addition to the indemnification obligations contained in
         Section 6., each party hereto agrees to indemnify and hold harmless the others from any claim or demand for commissions or other compensation by any broker, finder or similar agent who is or claims to have been employed by or on behalf of such party.

                  9.6. PUBLICITY.

                  Seller and Buyer agree that press releases and other announcements to be made by any of them with respect to the transactions contemplated hereby shall be subject to mutual agreement. Notwithstanding the foregoing, Seller and Buyer may respond to inquiries relating to this Agreement and the transactions contemplated hereby by the press, securities analysts, employees, or customers without any notice or further consent of the other parties hereto.

                  9.7. COMPLETE AGREEMENT.

                  This Agreement, the Exhibits hereto, the Schedules and the documents delivered pursuant to this Agreement contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

                  9.8. INTERPRETATION.

                  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  9.9. SEVERABILITY.

                  Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

                  9.10. KNOWLEDGE.

                  As used in this Agreement, references to the "knowledge" of any party shall mean the actual knowledge of the executive officers of such party and of the senior employees or managers of such party responsible for the area of operations of such party to which such party's knowledge relates, based on and assuming a reasonable investigation of such matters.

                  9.11. EXPENSES OF TRANSACTIONS.

                  All fees, costs and expenses incurred by Buyer or Seller in connection with the transactions contemplated by this Agreement shall be borne by the party incurring the same.

                  9.12. LIMIT ON INTEREST.

                  Notwithstanding anything in this Agreement to the contrary, neither party hereto shall be obligated to pay interest at a rate higher than the maximum rate permitted by applicable law.

                  9.13. SUBMISSION TO JURISDICTION.

                  Each of the parties hereto irrevocably consents that any legal action or proceeding against it or any of its property with respect to this Agreement or any other agreement executed in connection herewith may be brought in any court of the

         State of Texas, any Federal court of the United States of America located in Texas, and by the execution and delivery of this Agreement each party hereto hereby accepts with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

                  9.14. ARBITRATION.

                  Except as provided in Section 2.3., any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this
         Section 9.14., may at the election of Buyer or Seller be solely and finally settled by confidential arbitration conducted in Houston, TX. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The arbitrators shall not be allowed to award punitive, exemplary or multiple damages. The arbitrators may only award compensatory damages. The parties hereby expressly waive any right any of them may have to punitive, exemplary or multiple damages. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. Notwithstanding the foregoing, this Section 9.14. shall not apply nor be interpreted to affect the resolution of a Dispute Notice through the arbitration procedures set forth in Section 2.3.4. of this Agreement.

                  9.15. WAIVER OF PUNITIVE, EXEMPLARY AND MULTIPLE DAMAGES.

                  The parties hereby expressly waive any right any of them may have to punitive, exemplary or multiple damages.

           (THIS REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK)

         IN WITNESS WHEREOF, the undersigned duly execute this Agreement as of the date first written above.


                                       SELLER:


                                       INDUSTRIAL HOLDINGS, INC.,
                                          a Texas corporation

                                       By:
                                          --------------------------------------
                                       Name: Robert E. Cone
                                       Title: President and Chief Executive
                                              Officer

                                       BUYER:

                                       T-3 ENERGY SERVICES, INC.,
                                          a Delaware corporation


                                       By:
                                          --------------------------------------
                                          Michael L. Stansberry
                                          Title: President